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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated, May 15, 2009, relating to the financial statements and financial highlights which appear in the March 31, 2009 Annual Report to Shareholders of AIM Energy Fund, AIM Financial Services Fund, AIM Gold & Precious Metals Fund, AIM Leisure Fund and AIM Utilities Fund and of our report dated May 22, 2009, relating to the financial statements and financial highlights which appear in the March 31, 2009 Annual Report to Shareholders of AIM Technology Fund, the six funds constituting AIM Sector Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.

PricewaterhouseCoopers LLP
Houston, Texas
July 21, 2009